SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) March 30, 2007

Nano Chemical Systems Holdings, Inc.
(Exact name or registrant as specified in its charter)

Nevada	87-0571300
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

105 Park Avenue, Seaford, Delaware 19973
(Address of Principal Executive Offices, Including Zip Code)

(302) 628-2100
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure Of Directors Or Principal Officer; Election Of Directors; Appointment Of Principal Officers
Effective April 2, 2007, Mathew M. Zuckerman resigned his position as CEO, President of Nano Chemical Systems Holdings, Inc. Effective March 30, 2007, Tina Dennis resigned her position as Director of Nano Chemical Systems Holdings, Inc. At a meeting duly called, the Board of Directors unanimously voted to accept the resignation of Dr. Zuckerman and appointed Alexander Edwards, III to the positions of CEO, President and Director to fill the vacancy created by Dr. Zuckerman’s and Ms. Dennis resignations.

Mr. Edwards currently serves as Managing Partner of Trident Consulting Partners, a private consulting firm specializing in executive leadership and structured finance for micro-cap companies. Mr. Edwards has served on the Board of Directors for Nanobac Pharmaceuticals since January 2004 and served as the company’s CEO from January 2004 through July 2004 and as the company’s Executive Vice President and COO from March 2003 through January 2004. From May 2002 through December 2004, Edwards was a managing partner of 360 Partners as well as president and CEO of 360 Energy. Before that, he was in private consulting practice utilizing his experiences with leadership in healthcare growth companies. During this period, Edwards served in numerous corporate capacities including a directorship at American Enterprise Corporation.

From January 1997 to May 2002, Edwards was an executive with SRI/Surgical Express. He served in roles that ranged from vice-president/general manager to spending his last year with the company as President. Previous to this, he worked in sales and marketing with Dianon Systems, Inc. His positions included sales and sales management roles as well as field and corporate marketing. Edwards also served as an officer in the United States Navy with duty assignments ranging from shipboard divisional leadership to executive assistant for the Naval Surface Group Commander in Norfolk, Virginia.

Edwards is a 1987 graduate of the United States Naval Academy.

Item 9.01 Financial Statements and Exhibits

a) Financial Statements

None

b) Exhibits

Exhibit No. Description

5.1	Resignation Letter of Mathew M. Zuckerman dated March 30, 2007.
5.2	Resignation Letter of Tina Dennis dated March 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANO CHEMICAL SYSTEMS HOLDINGS, INC.

Date: 4/6/2007	By:	/s/ Alexander Edwards, III
Alexander Edwards, III
Title: Principal Executive Officer